Exhibit 99.1

Mercato Partners Acquisition Corporation Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing December 27, 2021

Cottonwood Heights, UT — (December 23, 2021) —Mercato Partners Acquisition Corporation (the “Company”) announced that, commencing December 27, 2021, holders of the units sold in the Company’s initial public offering (the “Units”) may elect to separately trade the shares of Class A common stock and warrants included in the Units. The shares of Class A common stock and warrants that are separated will trade on the Nasdaq Global Market (“Nasdaq”) under the ticker symbols “MPRA” and “MPRAW,” respectively. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Holders of the Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate such holders’ Units into Class A common stock and redeemable warrants. Those Units not separated will continue to trade on Nasdaq under the ticker symbol “MPRAU.”

The Units were initially offered by the Company in an underwritten offering. BofA Securities acted as the sole book-running manager and underwriter for the initial public offering. The offering was made only by means of a prospectus, copies of which may be obtained for free from the U.S. Securities and Exchange Commission (the “SEC”) website at www.sec.gov.

A registration statement relating to these securities was filed with the SEC and became effective on November 3, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mercato Partners Acquisition Corporation

Mercato Partners Acquisition Corporation is a newly incorporated, blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to capitalize on the ability of its management team and the broader Mercato Partners platform to identify, acquire and operate a business in either the technology or branded consumer products sector that possesses the suitable characteristics to achieve attractive long-term risk adjusted returns, though it reserves the right to pursue an acquisition opportunity in any business or industry.

Forward-Looking Statements

This press release includes forward-looking statements. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the offering filed with the SEC, any of which could cause actual results to differ from such forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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Contact:

Scott Klossner

sklossner@mercatopartners.com

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